Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2010 Results

LOUISVILLE, Ky (August 2, 2010) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 29, 2010.

	Second Quarter			Year to Date
($000’s)	2010	2009	% Change	2010	2009	% Change

Total revenue	255,162	242,423	5	514,786	488,496	5
Income from operations	23,329	21,494	9	53,435	43,777	22
Net income	15,036	13,741	9	34,277	28,075	22
Diluted EPS	$0.21	$0.19	7	$0.47	$0.40	19

Results for the quarter included:

•                  Comparable restaurant sales increased 1.4% at company restaurants and 2.0% at franchise restaurants;

•                  One company restaurant and one franchise restaurant opened while one company restaurant closed;

•                  Restaurant margins increased 45 basis points to 18.8%;

•                  Diluted earnings per share increased 7% to $0.21 from $0.19 in the prior year period.

Results year-to-date included:

•                  Comparable restaurant sales increased 0.9% at company restaurants and 1.4% at franchise restaurants;

•                  Four company restaurants and one franchise restaurant opened while one company restaurant closed;

•                  Restaurant margins increased 132 basis points to 19.5%;

•                  Diluted earnings per share increased 19% to $0.47 from $0.40 in the prior period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased to report another quarter of diluted earnings per share growth led by both positive comparable restaurant sales and continued restaurant-level margin expansion.  Positive guest counts drove the increase in comparable restaurant sales, while lower commodity costs continued to pave the way for margin expansion.  In addition, sales at our newer restaurants continue to perform at or above our expectations and we are experiencing lower new unit investment costs.  Our goal is to continue driving positive traffic growth through our continued commitment to legendary food and service.”

Outlook for 2010

The Company reported that comparable restaurant sales for the first four weeks of the third quarter of fiscal 2010 increased 3.0% compared to the same period a year ago.

The Company estimates 2010 diluted earnings per share growth will be approximately 16% to 20% compared to 2009.  This estimate is based, in part, on the following assumptions:

•                  Comparable restaurant sales growth of approximately 1.0%;

•                  14 to 15 company restaurant openings;

•                  Food cost deflation of approximately 2.5% to 3.0%; and

•                  Total capital expenditures of approximately $50 million.

Conference Call

The Company is hosting a conference call today, August 2, 2010, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 723-9517 or (719) 325-4819 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 8534928 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 330 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29, 2010	June 30, 2009	June 29, 2010	June 30, 2009

Revenue:
Restaurant sales	$252,835	$240,301	$510,177	$484,391
Franchise royalties and fees	2,327	2,122	4,609	4,105

Total revenue	255,162	242,423	514,786	488,496

Costs and expenses:
Restaurant operating costs:
Cost of sales	82,660	80,314	165,459	163,355
Labor	74,497	71,074	149,406	142,573
Rent	5,287	4,929	10,557	9,841
Other operating	42,767	39,812	85,365	80,672
Pre-opening	1,307	933	2,412	3,217
Depreciation and amortization	10,262	10,616	20,599	21,087
Impairment and closure	100	14	258	(72)
General and administrative	14,953	13,237	27,295	24,046

Total costs and expenses	231,833	220,929	461,351	444,719

Income from operations	23,329	21,494	53,435	43,777

Interest expense, net	704	876	1,434	1,733
Equity income from investments in unconsolidated affiliates	92	64	200	149

Income before taxes	22,717	20,682	52,201	42,193
Provision for income taxes	7,049	6,436	16,655	13,151

Net income including noncontrolling interests	$15,668	$14,246	$35,546	$29,042
Less: Net income attributable to noncontrolling interests	632	505	1,269	967
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$15,036	$13,741	$34,277	$28,075

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.21	$0.20	$0.48	$0.40
Diluted	$0.21	$0.19	$0.47	$0.40

Weighted average shares outstanding:
Basic	71,471	69,909	71,076	69,666
Diluted	72,961	71,361	72,587	70,948

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	June 29, 2010	December 29, 2009

Cash and cash equivalents	$60,235	$46,858
Other current assets	27,763	27,458
Property and equipment, net	453,365	456,281
Goodwill	113,465	113,465
Intangible asset, net	10,656	11,194
Other assets	7,103	6,817

Total assets	$672,587	$662,073

Current maturities of long-term debt and obligations under capital leases	260	247
Other current liabilities	91,416	107,956
Long-term debt and obligations under capital leases, excluding current maturities	79,046	101,179
Other liabilities	36,342	29,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	462,835	420,372
Noncontrolling interests	2,688	2,578

Total liabilities and equity	$672,587	$662,073

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	26 Weeks Ended
	June 29, 2010	June 30, 2009

Cash flows from operating activities:
Net income including noncontrolling interests	$35,546	$29,042
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	20,599	21,087
Share-based compensation expense	3,736	3,814
Other noncash adjustments	300	1,497
Change in working capital	(11,853)	(8,914)
Net cash provided by operating activities	48,328	46,526

Cash flows from investing activities:
Capital expenditures - property and equipment	(17,967)	(22,526)
Acquisition of franchise restaurants, net of cash acquired	—	50
Proceeds from sale of property and equipment, including insurance proceeds	51	120
Net cash used in investing activities	(17,916)	(22,356)

Cash flows from financing activities:
Repayments of revolving credit facility, net	(22,000)	(6,000)
Other financing activities	4,965	1,551
Net cash used in financing activities	(17,035)	(4,449)

Net increase in cash and cash equivalents	13,377	19,721
Cash and cash equivalents - beginning of year	46,858	5,258
Cash and cash equivalents - end of year	$60,235	$24,979

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2010	2009	vs LY		2010	2009	vs LY

Restaurant openings
Company	1	2	(1)		4	11	(7)
Franchise	1	1	0		1	1	0
Total	2	3	(1)		5	12	(7)

Restaurant closures
Company	(1)	0	(1)		(1)	0	(1)
Franchise	0	(1)	1		0	(1)	1
Total	(1)	(1)	0		(1)	(1)	0

Restaurants open at the end of the quarter
Company	264	256	8
Franchise	71	69	2
Total	335	325	10

Company-owned restaurants
Restaurant sales	$252,835	$240,301	5.2%		$510,177	$484,391	5.3%
Store weeks	3,432	3,313	3.6%		6,844	6,562	4.3%
Comparable restaurant sales growth (1)	1.4%	(3.7)%			0.9%	(2.4)%
Average unit volume (2)	$952	$939	1.4%		$1,925	$1,914	0.6%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.7%	33.4%	(73	)bps	32.4%	33.7%	(129	)bps
Labor	29.5%	29.6%	(11	)bps	29.3%	29.4%	(15	)bps
Rent	2.1%	2.1%	4	bps	2.1%	2.0%	4	bps
Other operating	16.9%	16.6%	35	bps	16.7%	16.7%	8	bps
Total	81.2%	81.6%	(45	)bps	80.5%	81.8%	(132	)bps

Restaurant margins (3)	18.8%	18.4%	45	bps	19.5%	18.2%	132	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,327	$2,122	9.7%		$4,609	$4,105	12.3%
Store weeks	911	897	1.6%		1,821	1,794	1.5%
Comparable restaurant sales growth (1)	2.0%	(3.5)%			1.4%	(2.7)%
Average unit volume (2)	$951	$927	2.6%		$1,900	$1,873	1.4%

Pre-opening expense	$1,307	$933	40.1%		$2,412	$3,217	(25.0)%

Depreciation and amortization	$10,262	$10,616	(3.3)%		$20,599	$21,087	(2.3)%
As a % of revenue	4.0%	4.4%	(36	)bps	4.0%	4.3%	(32	)bps

Impairment and closure	$100	$14	NM		$258	$(72)	NM
As a % of revenue	0.0%	0.0%	3	bps	0.1%	(0.0)%	6	bps

General and administrative expenses	$14,953	$13,237	13.0%		$27,295	$24,046	13.5%
As a % of revenue	5.9%	5.5%	40	bps	5.3%	4.9%	38	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volumes for Q2 2009 and 2009 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - Not meaningful

Amounts may not foot due to rounding.